EXHIBIT 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND COMPANY RESTRICTIONS.

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, SRM ENTERTAINMENT, INC., a Nevada corporation, its successors and assigns (the “Company”) promises to pay to the order of Suretone Entertainment, Inc., a California corporation (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Secured Promissory Note (“Note”).

Effective Date: September 3, 2024

Principal Amount: $1,500,000.00

Maturity Date: September 3, 2025

1. PAYMENT. The Principal Amount together with all accrued but unpaid interest shall be due and payable on the maturity date set forth above (the “Maturity Date”). Payment shall be made at Holder’s address as set forth in Item 7. below or as otherwise directed by Holder. If the Company consummates any kind of financing of at least $5.0 million while this Note is outstanding (a “Qualified Financing”), the Company agrees to apply all proceeds from its Qualified Financing to repayment of this Note until it has been paid in full.

2. INTEREST. Interest shall accrue on the unpaid Principal Amount of this Note at the annual rate of Eight Percent (8%) per annum simple interest until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty five (365) day year, with any calculation based on actual days elapsed.

3. PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the Principal Amount before the Maturity Date without any penalty; provided, that Company shall provide Holder with fifteen (15) days’ advance written notice of its intent to prepay this Note. Any partial prepayments made on this Note shall be applied first to any unpaid fees, costs and expenses, then to accrued and unpaid interest balance, and last, to the Principal Amount.

4. SECURITY. The Company hereby grants to Holder a first priority security interest in the Assets Acquired and Defined in the Section 1.1 of the Asset Purchase Agreement attached hereto and Dated September 3, 2024 (the “Collateral”).

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5. REORGANIZATION. In the event of any consolidation or merger of the Company with or into any other corporation, limited liability company, or other entity (collectively, “Persons”), or any other corporate reorganization, sale of all or substantially all of the Company’s assets, or other transaction in which the Company experiences a change in control, so long as the Company’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder of this Note, shall have the right to request early full repayment of the Principal Amount then due and outstanding together with all other sums due hereunder. The Company shall also ensure that the surviving entity in any Reorganization assumes in writing all of the Company’s remaining obligations under this Note pursuant to an instrument in form and substance satisfactory to Holder.

6. REPRESENTATIONS AND WARRANTIES.

5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted or proposed to be conducted.

5.2 Authority. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Transaction have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the other Transaction Documents to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company (a) do not require the Company to file any notice with or obtain any consent, approval, authorization or exemption from any Person, including any government or governmental agency or instrumentality (other than filings of notices under any applicable securities laws), (b) will not violate any writ, injunction, decree, order, judgment, law, statute, ordinance, rule or regulation binding upon or applicable to the Company, and (c) will not violate or constitute a default or breach under the Company’s certificate of incorporation or by-laws or any agreement or commitment to which the Company is a party or by which it or any of its properties may be bound.

7. DEFAULT. The occurrence of any one of the following events shall constitute an “Event of Default” hereunder:

a) The non-payment, when due, of the Principal Amount or all accrued and unpaid interest thereon pursuant to this Note;

b) The breach of any representation or warranty set forth herein;

c) The breach of any covenant or agreement set forth herein;

d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they come due;

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e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;

f) The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g) The Company fails to stay current in its SEC reporting obligations or maintain its continued listing of the Company’s common stock on NASDAQ Global Market;

h) The Company breaches any other agreement that to which it is a party with Holder;

i) This Note shall at any time cease to be secured by a first priority security interest in Assets acquired pursuant to the Asset Purchase Agreement; or

j) The Company shall default on any of its indebtedness.

There shall be no cure period available for any Event of Default that shall occur set forth in Section 8 (d), (e), (f) or (g). Accordingly, upon the occurrence of any Event of Default set forth in Section 8 (d), (e), (f) or (g), the entire unpaid Principal Amount due to Holder, together with all accrued interest thereon and any other amounts owing to Holder hereunder, shall automatically become due and payable immediately without the requirement for any notice. Upon the occurrence of any other Event of Default, and provided that such Event of Default shall not have theretofore been cured by the Company within ten (10) business days after the occurrence thereof, the Holder, may, by written notice to the Company, declare the entire unpaid Principal Amount due to Holder, together with all accrued interest thereon and any other amounts owing to Holder hereunder, immediately due and payable.

In the event that Holder at its sole discretion elects by written notice to the Company to allow the Company to continue with repayment of the principal and interest on this Note after the occurrence of an Event of Default, the interest rate on the unpaid Principal Amount of this Note will increase to ten percent (10%)(the “Default Interest Rate”), effective as of the date of the occurrence of such Event of Default.

Any payments that the Holder allows under this Section 8shall be made by wire transfer of immediately available funds or cashier’s check.

Upon the occurrence of any Event of Default, the Holder may, at any time, in its sole discretion, elect to immediately (without prior notice) foreclose on the Collateral.

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8. NOTICES. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested. Notices hereunder are to be given as follows:

If to the Company:

SRM Entertainment, Inc.

1061 E. Indiantown Road, Suite 110

Jupiter, FL 33477

Attn: Richard Miller

E-Mail: [***]

If to the Holder:

Suretone Entertainment, Inc.

c/o Viet X. Do

13949 Ventura Boulevard, Suite #325

Sherman Oaks, California 91423

Attention: Jordan Schur

E-Mail: [***]

With a copy to:

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, California 90067

Telephone: [***]

Attention: Jack McBride

E-Mail: [***]

Notices shall be effective only upon actual receipt by the addressee thereof.

9. SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder at his or its own discretion without further approval from the Company. The Company shall not assign this Note or delegate any of its obligations hereunder without the prior written consent of Holder.

10. GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law provisions. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

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11. ATTORNEYS FEES. If the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all of the fees, costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

12. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited against the Principal Amount of this Note.

13. SEVERABILITY. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

14. WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance with all other provisions of this Note. No prior waiver by Holder or course of dealing between Holder and the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

15. ENTIRE AGREEMENT. This Note constitutes the entire agreement between the parties relating to the subject matter hereof and may not be altered or amended except by a written agreement or amendment signed by the Company and Holder.

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IN WITNESS WHEREOF, the below parties signed and sealed this Note as of the date first above written.

COMPANY:

SRM ENTERTAINMENT, INC.

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

HOLDER:

SURETONE ENTERTAINMENT, INC.

By:	/s/ Jordan Schur
Name:	Jordan Schur
Title:	Chief Executive Officer

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